Exhibit 99.1

Schweitzer-Mauduit International, Inc.
Retirement Savings Plan

Financial Statements as of December 31, 2011 and 2010 and for the Year Ended December 31, 2011, Supplemental Schedule as of December 31, 2011 and Reports of Independent Registered Accounting Firms

Schweitzer-Mauduit International, Inc.
Retirement Savings Plan

Table of Contents

Reports of Independent Registered Public Accounting Firms	2

Financial Statements

Statement of Net Assets Available for Benefits for the Year Ended December 31, 2011	4

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2011	5

Notes to Financial Statements as of December 31, 2011 and 2010	6

Supplement Schedule

Schedule of Assets Held for Investment Purposes at End of Year as of December 31, 2011	14

Other schedules required under the Employee Retirement Income Security Act of 1974 are omitted because of the absence of the conditions under which they are required.

Report of Independent Registered Public Accounting Firm

Schweitzer-Mauduit International, Inc.
Retirement Savings Plan:

We have audited the accompanying statement of net assets available for benefits of Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) as of December 31, 2011 and the related statement of changes in net assets available for benefits for the year ended December 31, 2011. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011, and the changes in net assets available for benefits for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2011 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Moore, Colson & Company, P.C.
Marietta, Georgia
June 25, 2012

Report of Independent Registered Public Accounting Firm

Schweitzer-Mauduit International, Inc.
Retirement Savings Plan:

We have audited the accompanying statements of net assets available for benefits of Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements for the Plan referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental scheduled listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Berman Hopkins Wright & LaHam CPAs and Associates, LLP
June 23, 2011
Melbourne, Florida

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2011 AND 2010

	2011	2010
Assets

Investments at fair value:

Schweitzer-Mauduit International, Inc. stock fund	$17,780,630	$17,965,491
Shares of registered investment companies	31,586,837	31,708,893
Common collective trust funds	5,560,365	5,454,741
Stable return fund	15,613,000	13,688,087
Total investments at fair value	70,540,832	68,817,212

Receivables -
Accrued investment income	165	235

Total Assets	70,540,997	68,817,447

Liabilities -
Refunds due to participants	9,789	—

Net Assets Available for Benefits at Fair Value	70,531,208	68,817,447

Adjustment from Fair Value to Contract Value for Fully
Benefit Responsive Investment Contracts (Note 2)	(395,347)	(294,655)
Net Assets Available for Benefits	$70,135,861	$68,522,792

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2011

ADDITIONS

Investment income:

Net appreciation in fair value of investments	$1,059,034
Dividend income	678,639
Interest income	2,175
Total investment income		1,739,848

Contributions:
Participants' contributions	3,299,550
Employer's matching contributions	1,758,062
Total contributions		5,057,612

Transfers from previously allocated insurance contracts		469,735
Total additions		7,267,195

DEDUCTIONS

Administrative fees		(68,304)
Distributions to participants		(5,585,822)
Total deductions		(5,654,126)

Increase in net assets available for benefits		1,613,069

Net Assets Available for Benefits
Beginning of Year		68,522,792
End of Year		$70,135,861

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011 AND 2010

1.	PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution plan. Hourly U.S. employees of Schweitzer-Mauduit International, Inc. (the Company or SMI), represented by collective bargaining agreements (CBA) are eligible to participate in accordance with their CBA. The majority of SMI's employees are eligible to participate following one month of continuous service. The Board of Directors of the Company or its delegate may change the eligibility and other provisions of the Plan from time to time.

Contributions and Vesting - An eligible hourly, weekly or salaried employee may elect to participate in the Plan and have the Company make "401(k) contributions" (that is, contributions that are deducted from compensation paid by the employer before federal income taxes are withheld) on the participant's behalf. Such contributions may be any whole percentage of 1% to 15% of the participant's hourly wages or salary rate. A participant may also make unrestricted after-tax contributions in whole percentages of 1% to 10% of their hourly wages or salary rate as long as the total of 401(k) and unrestricted after-tax contributions do not exceed 20% of the participant's hourly wages or salary. Participants are immediately vested in their contributions plus actual earnings thereon. Participants who are at least age 50 as of the end of the plan year may make "catch up" contributions in accordance with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA). The employer matching contribution at all locations is 100% of the first 3% of matched contributions, 50% of the next 4-8% matched contributions, and 25% of the final 2% of matched contributions. Employer matching contributions equal to 25% of employee "catch up" contributions are also made. A participant is cliff-vested in employer matching contributions after completion of three years of service or attainment of age 55.

The Plan will only accept a Direct Rollover of an Eligible Rollover Distribution from a qualified plan described in section 401(a) or 403(b) of the Code, excluding after-tax employee contributions and Participant Rollover Contributions of Eligible Rollover Distributions from a qualified plan described in Section 401(a) or 403(b) of the Code. The Plan will not accept rollovers from individual retirement accounts.

Investments of the Plan are participant directed. Employees are eligible to transfer accumulated employee or employer contributions daily. Employer matching contributions paid during the year ended December 31, 2011 were $1,758,062.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011 AND 2010

There are limitations on 401(k), unrestricted after-tax and employer-matching contributions made on behalf of highly compensated eligible employees to ensure that no prohibited discrimination takes place under the Internal Revenue Code (the “Code”). A participant affected by such limitations may have a portion of his or her contributions returned.

Participant Accounts - Contributions allocated to a specific fund are co-mingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. A separate account is maintained on behalf of each participant for each fund. Net appreciation or depreciation in fair value of investments, dividends, interest and expenses are allocated to participants based on their proportionate share of the funds.

Withdrawals - Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts and, if vested, the value of employer matching and STFA contributions which have been in the Plan for at least two years. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2. The participant will be required to suspend subsequent contributions to the Plan for 6 months following any hardship withdrawal from the participant's 401(k) account.

Payment of Benefits and Forfeitures - Upon termination of a participant's employment at or after age 55, after three years or more of qualified service, because of total and permanent disability or death, or because of a certain group's termination, the value of the participant's accounts, including the value of all employer matching contributions, is distributable. If termination occurs other than as above, the value of nonvested employer matching contributions is forfeited and used to reduce subsequent employer matching contributions. The amount of forfeitures in 2011 and 2010 were $918 and $79,429, respectively. Total forfeitures available to reduce future employer contributions at December 31, 2011 and 2010 totaled $0 and $577, respectively. Distributions may, at the option of the participant and subject to applicable law, be in a lump sum as either cash or shares of the Company's common stock.

Other - A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's SMI Stock Fund accounts should be tendered in response to offers therefore.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011 AND 2010

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the "Plan") are prepared under the accrual method of accounting.

Common collective trust funds (“CCT”) held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts held by the CCT because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a CCT (Stable return fund), which is fully benefit-responsive. The Statement of Net Assets Available for Benefits presents the fair value of the CCT as well as the adjustment from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Funds under the Plan's investment contract with the Northwestern Mutual Life Insurance Company (“Northwestern”) have been allocated and applied to purchase annuities and are excluded from the Plan's assets. As such annuity contracts are liquidated by participant, the proceeds are transferred into the Plan.

Investment Valuation and Income Recognition - All investments were held by Wells Fargo Bank Minnesota (the "Trustee") as of December 31, 2011 and 2010 and are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Expenses - Brokerage fees, other direct costs of investments and taxes (including interest and penalties), if any, are paid by the Trustee from Plan assets. Other fees and expenses are paid by the Company.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that, such changes could materially affect the amounts reported in the financial statements of net assets available for plan benefits.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011 AND 2010

Reclassifications - Certain reclassifications have been made to the 2010 financial statements to conform to the 2011 presentation. As discussed in Note 3, the Plan's investment in the Stable return fund was reclassified from Level 3 to Level 2. These reclassifications had no effect on previously reported investments at fair value, total assets, net assets available for benefits, total additions, total deductions, or increases in net assets available for benefits.

Subsequent Events - Subsequent events have been evaluated through June 25, 2012, the date which the financial statements were available to be issued.

3.	FAIR VALUE MEASUREMENTS

In accordance with authoritative guidance on Fair Value Measurements as issued by the Financial Accounting Standards Board, the Plan classified its investments based upon an established fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Basis of Fair Value Measurement

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value.

SMI stock fund: The Schweitzer-Mauduit International, Inc. Stock Fund (“SMI Stock Fund”) is a unitized fund which includes SMI common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the Fund plus the amount of cash. Each unit represented the ownership of both common shares and cash. The Company's common stock is traded on the New York Stock Exchange (“NYSE”). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Registered investment companies: Consists of mutual funds valued at the net asset value (“NAV”) of shares held by the Plan at year end.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011 AND 2010

Common collective trust funds: Valued at unit value established for each fund at each valuation date. The unit value is calculated by dividing such funds NAV on the calculation date by the number of units of such fund that are outstanding on the calculation date. The number of units of the fund that are outstanding on the calculation date is derived from observable purchase and redemption activity in the fund.

Stable return fund: Valued at the CCT's NAV, exclusive of the adjustment to contract value. The use of NAV is deemed appropriate as the CCT does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

The methods described above may produce fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2011 and December 31, 2010:

Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
SMI stock fund	$17,780,630	—	—	$17,780,630
Registered investment companies:
Target date funds	10,788,595	—	—	10,788,595
Mid Cap U.S. equity funds	5,470,337	—	—	5,470,337
Bond funds	4,816,892	—	—	4,816,892
Large Cap Non-U.S. equity funds	3,995,658	—	—	3,995,658
Growth funds	3,257,694	—	—	3,257,694
Small Cap U.S. equity funds	1,977,594	—	—	1,977,594
Large Cap U.S. equity funds	1,280,067	—	—	1,280,067
Common collective trust funds	—	5,560,365	—	5,560,365
Stable return fund	—	15,613,000	—	15,613,000
Total assets at fair value	$49,367,467	$21,173,365	—	$70,540,832

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011 AND 2010

Assets at Fair Value as of December 31, 2010 (a)
	Level 1	Level 2	Level 3	Total
SMI stock fund	$17,965,491	—	—	$17,965,491
Registered investment companies:
Target date funds	9,867,026	—	—	9,867,026
Mid Cap U.S. equity funds	5,650,898	—	—	5,650,898
Large Cap Non-U.S. equity funds	4,892,460	—	—	4,892,460
Bond funds	4,488,618	—	—	4,488,618
Small Cap U.S. equity funds	3,126,546	—	—	3,126,546
Growth funds	2,359,926	—	—	2,359,926
Large Cap U.S. equity funds	1,323,419	—	—	1,323,419
Common collective trust funds	—	5,454,741	—	5,454,741
Stable return fund	—	13,688,087	—	13,688,087
Total assets at fair value	$49,674,384	$19,142,828	—	$68,817,212

(a)
The Plan's investment in the Stable Return Fund was reclassified from Level 3 to Level 2, which decreased the previously reported Level 3 investment total by $13,688,087. The amounts presented reflect this reclassification and conform to the 2011 presentation.

4.	PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2011, the Plan's SMI Stock Fund held 255,786 shares of the Company's common stock, and 32,055 shares were acquired and 47,882 shares were disposed of by the Fund during the year ended December 31, 2011. At December 31, 2010, the Plan's SMI Stock Fund held 271,613 shares of the Company's common stock, and 28,761 shares were acquired and 42,931 shares were disposed of by the Plan during the year ended December 31, 2010.

Investments in common collective trust funds and the stable return fund, which are managed by the Trustee, aggregated $21,173,365 and $19,142,828 at December 31, 2011 and 2010, respectively.

Investments in shares of registered investment companies, which are held by the Trustee but managed by the individual mutual fund companies, aggregated $31,586,837 and $31,708,893 in December 31, 2011 and 2010, respectively.

Certain plan investments are shares of various investments managed by the Wells Fargo Bank Minnesota. Wells Fargo Bank Minnesota is the trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the plan relate to investment management fees charged on a daily basis to the various investments held. It is impractical to estimate the total fees paid through this arrangement with the trustee.

The above transactions are exempt from the prohibitions against party-in-interest transactions under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011 AND 2010

5.    PRIORITIES UPON TERMINATION OF THE PLAN

The Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, all participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

6.    TAX STATUS

The Internal Revenue Service (IRS) has determined and informed the Company by a letter dated November 17, 2011, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). Although the Plan has been amended since receiving the determination letter, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC and therefore believe that the Plan is qualified and the related trust is tax exempt. Additionally, in January 2012, the Company received an updated determination letter from IRS that the Plan and related trust are designed in accordance with applicable sections of the IRC.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

7.    INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan's net assets:

	December 31,
	2011	2010
Schweitzer-Mauduit International, Inc. Stock Fund	$17,780,630	$17,965,491
Stable Return Fund (at contract value)	15,217,653	13,393,432
Artisan Mid Cap Value Investor Fund	5,470,337	5,436,062
S&P 500 Index Fund	5,069,209	5,067,999
PIMCO Total Return Fund	4,816,892	4,488,618
MFS Research International Fund	3,995,658	4,892,460

During 2011, the Plan's investments appreciated/(depreciated) in value including gains and losses on investments bought and sold, as well as held during the year, as follows:

Schweitzer-Mauduit International, Inc. Stock Fund	$933,764
Registered investment companies	(521,022)
Common collective trust funds	154,639
Stable return fund	491,653
Net appreciation in the fair value of investments	$1,059,034

Supplemental Information
SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2011
Plan No. 002
EIN No. 62-1612879

	Identity of Issue	Description of Investment
	Borrower, Lessor,	Including Maturity Date, Rate of
	or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value
*	Schweitzer-Mauduit International, Inc.	Schweitzer-Mauduit International, Inc. Stock Fund	421,639	(A)	$17,780,630
		Shares of Registered Investment Companies:
*	Wells Fargo Bank Minnesota, N.A.	Artisan Mid Cap Value Investor Fund	277,682	(A)	5,470,337
*	Wells Fargo Bank Minnesota, N.A.	MFS Research International Fund	291,017	(A)	3,995,658
*	Wells Fargo Bank Minnesota, N.A.	T. Rowe Price Growth Stock Advantage Fund	54,747	(A)	1,725,075
*	Wells Fargo Bank Minnesota, N.A.	Prudential Jennison Mid Cap Growth Fund	13,104	(A)	364,168
*	Wells Fargo Bank Minnesota, N.A.	PIMCO Total Return Fund	443,136	(A)	4,816,892
*	Wells Fargo Bank Minnesota, N.A.	Eagle Small Cap Growth Fund	30,588	(A)	1,168,451
*	Wells Fargo Bank Minnesota, N.A.	RS Investments Partners Fund	67,541	(A)	1,977,594
*	Wells Fargo Bank Minnesota, N.A.	MFS Value Fund	57,351	(A)	1,280,067
*	Wells Fargo Bank Minnesota, N.A.	Target Today Fund	28,374	(A)	307,854
*	Wells Fargo Bank Minnesota, N.A.	Target 2010 Fund	31,780	(A)	413,460
*	Wells Fargo Bank Minnesota, N.A.	Target 2015 Fund	190,082	(A)	1,828,591
*	Wells Fargo Bank Minnesota, N.A.	Target 2020 Fund	165,625	(A)	2,280,657
*	Wells Fargo Bank Minnesota, N.A.	Target 2025 Fund	318,475	(A)	2,904,488
*	Wells Fargo Bank Minnesota, N.A.	Target 2030 Fund	110,727	(A)	1,532,459
*	Wells Fargo Bank Minnesota, N.A.	Target 2035 Fund	95,400	(A)	832,844
*	Wells Fargo Bank Minnesota, N.A.	Target 2040 Fund	31,883	(A)	476,006
*	Wells Fargo Bank Minnesota, N.A.	Target 2045 Fund	20,047	(A)	174,209
*	Wells Fargo Bank Minnesota, N.A.	Target 2050 Fund	4,543	(A)	38,027
		Total Shares of Registered Investment Companies			31,586,837

		Common Collective Trust Funds:
*	Wells Fargo Bank Minnesota, N.A.	Russell 2000 Index Fund N	10,954	(A)	197,177
*	Wells Fargo Bank Minnesota, N.A.	S&P Midcap Index Fund	4,097	(A)	293,979
*	Wells Fargo Bank Minnesota, N.A.	S&P 500 Index Fund	83,184	(A)	5,069,209
		Total Common Collective Trust Funds			5,560,365

*	Wells Fargo Bank Minnesota, N.A.	Stable Return Fund	326,128	(A)	15,613,000
	Total Investments				$70,540,832

* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.

See Report of Independent Registered Accounting Firm